                                                                      Exhibit 11

                       PEPSIAMERICAS, INC. AND SUBSIDIARIES

                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)
              (U.S. Dollars in thousands, except per share amounts)

                                                                         Three Months             Fiscal Years
                                                        Year Ended          Ended                   Ended
                                                        December 31,     December 31,            September 30
                                                                                         --------------------------
                                                            1999             1998             1998          1997
                                                       ------------      ------------    ------------  ------------


Net income (loss)                                          $ (9,450)         $  1,680        $ (4,515)     $(19,503)
Effective of dilutive securities
    Stock options                                             *                *               *             *
                                                       ------------      ------------    ------------  ------------
Net income (loss) - assuming dilution                      $ (9,450)         $  1,680        $ (4,515)     $(19,503)
                                                       ------------      ------------    ------------  ------------
                                                       ------------      ------------    ------------  ------------

Average common shares outstanding                            86,829            86,760          35,072        21,500
Effects of dilutive securities
    Stock options                                            *                     63          *             *
                                                       ------------       -----------    ------------  ------------
Average common shares outstanding -
    assuming dilution                                        86,829            86,823          35,072        21,500
                                                       ------------      ------------    ------------  ------------
                                                       ------------      ------------    ------------  ------------

Net income (loss) per common share                           $(0.11)            $0.02          $(0.13)       $(0.91)
                                                       ------------      ------------    ------------  ------------
                                                       ------------      ------------    ------------  ------------

Net income (loss) per common share -
    assuming dilution                                        $(0.11)            $0.02          $(0.13)       $(0.91)
                                                       ------------      ------------    ------------  ------------
                                                       ------------      ------------    ------------  ------------


Note: If an item appears with a *, the security was antidilutive for the period presented.